Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 23, 2007	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended August 4, 2007 increased 77.6 percent on a 21.3 percent net sales increase.

Net sales for the 13-week second quarter ended August 4, 2007 increased 21.3 percent to $124.3 million compared to net sales of $102.4 million for the prior year 13-week second quarter ended July 29, 2006. Comparable store net sales, for stores open at least one year, for the second quarter increased 10.1 percent from comparable store net sales for the 13-week period ended August 5, 2006.

Net sales for the 26-week period ended August 4, 2007 increased 15.7 percent to $245.4 million from net sales of $212.0 million for the 26-week period ended July 29, 2006. Comparable store net sales for the 26-week period ended August 4, 2007 increased 8.3 percent from comparable store net sales for the 26-week period ended August 5, 2006.

Due to the 53rd week in fiscal 2006, comparable store net sales for the quarter and year-to-date periods are compared to the prior year 13-week and 26-week periods ended August 5, 2006.

Net income for the second quarter of fiscal 2007 was $11.8 million, or $0.40 per share ($0.38 per share on a diluted basis), compared with $6.6 million, or $0.23 per share ($0.22 per share on a diluted basis) for the second quarter of fiscal 2006.

Net income for the 26-week period ended August 4, 2007 was $24.0 million or $0.81 per share ($0.78 per share on a diluted basis), compared with $16.0 million or $0.55 per share ($0.53 per share on a diluted basis) for the 26-week period ended July 29, 2006.

Earnings per share and the weighted average shares outstanding for the prior year second quarter and year-to-date period have been adjusted to reflect the impact of the Company’s 3-for-2 stock split paid in the form of a stock dividend on January 12, 2007. The prior year second quarter stockholders’ equity data was not split adjusted.

Management will hold a conference call at 11:00 a.m. EDT today to discuss second quarter results. To participate in the call, please call (800) 230-1951 and reference the conference code 883075. A replay of the call will be available for a two-week period beginning August 23, 2007 at 2:30 p.m. EDT by calling (800) 475-6701 and entering the conference code 883075.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 364 retail stores in 38 states, which includes the opening of new stores in Tempe, Arizona and Irvine, California during fiscal August. As of the end of the second quarter, it operated 362 stores in 38 states compared with 346 stores in 38 states at the end of the second quarter of fiscal 2006.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006

SALES, Net of returns and allowances	$124,257	$102,398	$245,368	$212,004

COST OF SALES (Including buying, distribution, and occupancy costs)	77,844	68,330	153,452	138,909

Gross profit	46,413	34,068	91,916	73,095

OPERATING EXPENSES:
Selling	25,065	22,102	48,489	44,007
General and administrative	4,891	3,677	9,871	7,541
	29,956	25,779	58,360	51,548

INCOME FROM OPERATIONS	16,457	8,289	33,556	21,547

OTHER INCOME, Net	2,260	2,282	4,383	3,866

INCOME BEFORE INCOME TAXES	18,717	10,571	37,939	25,413

PROVISION FOR INCOME TAXES	6,925	3,932	13,954	9,420

NET INCOME	$11,792	$6,639	$23,985	$15,993

EARNINGS PER SHARE:
Basic	$0.40	$0.23	$0.81	$0.55

Diluted	$0.38	$0.22	$0.78	$0.53

Basic weighted average shares	29,776	29,050	29,622	29,006
Diluted weighted average shares	30,924	30,111	30,806	30,062

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	August 4,	February 3,	July 29,
	2007	2007 (1)	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$25,578	$35,752	$8,482
Short-term investments	132,095	115,721	135,553
Accounts receivable, net of allowance of $42, $72, and $55, respectively	3,841	4,046	4,067
Inventory	96,021	70,306	90,893
Prepaid expenses and other assets	14,582	12,401	8,044
Total current assets	272,117	238,226	247,039

PROPERTY AND EQUIPMENT:	228,693	215,630	208,426
Less accumulated depreciation and amortization	(128,896)	(121,811)	(115,345)
	99,797	93,819	93,081

LONG-TERM INVESTMENTS	29,387	31,958	40,834
OTHER ASSETS	4,044	4,195	2,625

	$405,345	$368,198	$383,579

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$35,003	$14,670	$26,724
Accrued employee compensation	9,705	17,800	8,398
Accrued store operating expenses	5,461	4,468	4,187
Gift certificates redeemable	4,311	6,709	3,573
Income taxes payable	1,466	5,562	-
Total current liabilities	55,946	49,209	42,882

DEFERRED COMPENSATION	3,845	3,368	2,985
DEFERRED RENT LIABILITY	30,657	29,034	27,944
Total liabilities	90,448	81,611	73,811

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 30,192,753 shares at August 4, 2007, 29,408,576 shares at February 3, 2007, and 19,544,399 shares at July 29, 2006	302	294	195
Additional paid-in capital	59,823	43,493	38,279
Retained earnings	254,772	242,800	271,294
Total stockholders’ equity	314,897	286,587	309,768

	$405,345	$368,198	$383,579

(1) Derived from audited financial statements.